Exhibit 99.1
NEWS RELEASE

CONTACTS:	Patty Eisenhaur Watson Pharmaceuticals, Inc. 951-493-5611 patty.eisenhaur@watson.com
WATSON TO ACQUIRE ARROW GROUP
•	Arrow Will Expand Watson’s Global Commercial Footprint

•	Transaction Expected to be Accretive to Cash Earnings Per Share in 2010 Before Synergies

•	Enhances Watson’s Long Term Growth Profile
MORRISTOWN, NJ — June 17, 2009 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that it has entered into a definitive agreement to acquire privately held Arrow Group for $1.75 billion in cash and stock. The combination of Watson and Arrow will result in a global pharmaceutical company with over $3 billion in revenue, commercial operations in over 20 countries, and a robust product portfolio and pipeline. Watson expects the transaction to close in the second half of 2009, and be accretive to cash earnings per share in 2010 before synergies.
Arrow is one of the fastest growing generic pharmaceutical companies in the world, generating $647 million in revenues in 2008, representing a 67% organic compound annual growth rate since 2001. Arrow markets more than 100 molecules in over 20 different countries, including key markets such as Canada, France and the U.K. In addition, Arrow has an extensive pipeline that will be launched across multiple markets, including significant potential U.S. launches in each of the next three years. Arrow has approximately 1,000 employees worldwide, including more than 250 in R&D.
“The acquisition of Arrow will mark a significant milestone in realizing our strategic vision to expand our global footprint and leverage our assets across many developed and emerging markets around the world,” said Paul Bisaro, President and Chief Executive Officer of Watson. “The combined company will have a global infrastructure and a strong product portfolio and pipeline which create significant opportunities for long term growth. Additionally, Arrow’s manufacturing network, including facilities in Canada, Malta and Brazil, will further expand Watson’s global supply chain.”

Key Benefits of the Transaction Include:
•	Expanded Commercial Footprint: Arrow’s global commercial footprint in many established and emerging countries allows Watson to introduce its generic and brand products into these markets. Arrow’s manufacturing network will further expand Watson’s global supply chain. Additionally, Arrow owns an extensive portfolio of product registrations in regions where it does not yet have a commercial presence. This will allow Watson to rapidly and efficiently expand its sales and marketing operations into these markets.

•	Strong Product Portfolio and Pipeline: Since 2000, Arrow has launched an extensive portfolio of products into more than 20 countries. This includes more than 50 molecules developed internally. In addition, Arrow expects approval of 40 new molecules over the next three years. Successful patent challenges and settlements will allow for significant U.S. generic product launches over the next three years, including exclusive U.S. rights to launch the authorized generic version of Lipitor® (atorvastatin) in November 2011.

•	Provides Foundation for Generic Biologics: Arrow owns approximately 36% of Eden Biodesign, a biopharmaceutical company that provides development and manufacturing services to early stage biotechnology companies. Watson believes Eden will provide the operational expertise and manufacturing capability to support its long term investment in generic biologics.

•	Efficient Execution and Integration: Arrow’s global footprint and product portfolio has minimal overlap with Watson’s and the Company anticipates that the integration of the two businesses will be very manageable. Arrow brings a global sales, legal and regulatory infrastructure to complement Watson’s expertise in clinical, regulatory and legal matters. The combined management team has significant experience in executing international transactions as well as managing sales, marketing, production, R&D and regulatory functions on a global basis.

•	Financially Attractive Transaction: The transaction is anticipated to be accretive to cash earnings per share in 2010 before synergies, excluding the effect of transaction-related expenses and the amortization of intangible assets. It will be financed with a combination of cash and stock. Due to the modest amount of additional debt needed to complete this transaction, Watson will continue to have flexibility to be opportunistic in business development initiatives for both its generic and brand businesses.
Upon the close of the transaction, Tony Tabatznik, Founder and Chief Executive Officer of Arrow, is expected to join Watson’s Board of Directors as a non-employee director.
“Tony’s vast industry experience, global commercial expertise and entrepreneurial spirit will be a valuable asset as Watson begins the next phase in its evolution,” Mr. Bisaro continued. “The management team at Arrow is among the strongest in our industry, and we look forward to working with them to ensure a smooth integration, and longer term, to help maximize Watson’s growth potential.”

Tony Tabatznik, Founder and Chief Executive Officer of Arrow, commented, “This is a brilliant move for both Watson and Arrow and we are very excited about being part of this great combination. Together we will have the resources, the skills and the capabilities to build one of the premier specialty pharmaceutical companies in the world.”
Transaction Terms
Under the terms of the agreement, Watson will acquire Arrow for cash and stock consideration of $1.75 billion. The total consideration will include a cash payment of $1.05 billion, and the issuance of approximately 16.9 million shares of Watson common stock valued at $500 million (based on Watson’s trailing 5-day average stock price of $29.51), both paid at closing. The remaining $200 million will be paid in the form of zero-coupon preferred stock redeemable three years after closing of the transaction. Arrow shareholders will also receive additional contingent payments based on sales of the authorized generic version of Lipitor® (atorvastatin).
Watson intends to fund the cash portion of the consideration by using available cash and additional borrowings. The Company is evaluating options for longer term debt financing. The combined company expects to generate substantial free cash flow, enabling Watson to rapidly improve its balance sheet profile.
Approvals and Timing
The boards of directors of both Watson and Arrow have unanimously approved this transaction. The acquisition will be subject to customary conditions, including review by antitrust authorities.
Banc of America Merrill Lynch Securities is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to Watson. J.P. Morgan Securities, Inc. is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Arrow.
Webcast and Conference Call Details
Watson will host a conference call for investors and analysts on June 17, 2009 at 10:00 a.m. Eastern Daylight Time to discuss the transaction. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 15100688. The replay may be accessed from international locations by dialing (706) 645-9291 using the same pass code. This replay will remain in effect until midnight Eastern Daylight Time, July 17, 2009. In addition, an audio Webcast of the call will be available live and will be archived on the investor relations portion of the Company’s Web site at http://ir.Watson.com.

About Watson Pharmaceuticals, Inc.
Watson is a global leader in the development and distribution of pharmaceuticals with a broad portfolio of generic products and a specialized portfolio of branded pharmaceuticals focused on Urology, Gynecology and Nephrology (Medical).
About Arrow Group
Founded in 2000, Arrow Group is a global generic pharmaceutical company. With commercial operations in over 20 countries, Arrow’s geographic reach comprises a mix of established, growing and emerging markets worldwide. The company operates as Arrow Generics in the United Kingdom, as Cobalt Pharmaceuticals in the U.S. and Canada and as Arrow Génériques in France. Arrow also manages strategically located production facilities in Brazil, Canada and Malta, and employs 250 at its Australia-based R&D facility.
For press releases and other company information, visit Watson’s Web site at http://www.watson.com.
Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Watson expects, believes or anticipates will or may occur in the future are forward-looking statements, including the expected benefits of the acquisition, the financial performance of the respective companies and/or combined company, anticipated product launches, the year in which the transaction is expected to be accretive, the anticipated financing of the transaction, and the anticipated closing date of the acquisition. These statements are based on certain assumptions made by Watson based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Watson. Any such projections or statements include the current views of Watson with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. There are a number of important factors that could cause actual results to differ materially from those projected, including the inherent uncertainty of financial projections; the anticipated size of the markets and continued demand for the company’s products; the availability of product supply; the receipt of required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition); the ability to realize the anticipated synergies and benefits of the acquisition; the ability to timely and cost-effectively integrate Watson’s and Arrow’s operations; access to available financing (including financing for the acquisition) on a timely basis; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims; dependence on sales of a small number of key products; the difficulty of predicting the timing and outcome of FDA and other government agency approvals or actions, if any; the uncertainty of future financial results and fluctuations in operating results; the timing and success of new product development by Watson and Arrow or third parties; risks of fluctuations in foreign currency exchange rates; competitive product introductions; the risks of pending or future litigation or government investigations; and other risks described from time to time in Watson’s Securities and Exchange Commission (“SEC”) filings, including Watson’s Annual Report on Form 10-K for the year ended December 31, 2008. Watson disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
Lipitor® is a registered trademark of Pfizer Inc.